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                                                                   Exhibit 23.1


                          Independent Auditors' Report
                          ----------------------------



The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:


We have audited the statements of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1995 and the seven months ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1995 and 1994 and the changes in net assets available for plan benefits for the year ended December 31, 1995 and the seven months ended December 31, 1994, in conformity with generally accepted accounting principles.


                                      KPMG Peat Marwick LLP



March 22, 1996